                                                                    Exhibit 10.3






Executive Offices                   HOWARD V. KNICELY
1900 Richmond Road                  Executive Vice President
Cleveland, OH  44124                Human Resources & Communications
216.291.7400



Personal and Confidential

March 9, 1999

Peter S. Hellman
1614 Berkshire Road
Gates Mills, OH  44040

Dear Peter:

This letter agreement details the understanding we have reached regarding your employment with TRW Inc. ("TRW"), and the benefits TRW is willing to provide to you as consideration for the execution of this Agreement. Please review it carefully to make sure you are in complete agreement.

EMPLOYMENT
Your President and Chief Operating Officer status and full-time service with TRW will cease on February 28, 1999. Except as provided in subparagraph (d) of the paragraph captioned "Confidentiality; Cooperation" below, you will not be required to perform any services for or on behalf of TRW after February 28, 1999. As consideration for the execution of this Agreement, TRW will continue your employment relationship through the first to occur of February 28, 2001, the date you begin full-time employment with another company, or the date of your death (this first to occur date is hereinafter referred to as the "Termination Date"). If you begin full-time employment elsewhere earlier then February 28, 2001, you will immediately notify TRW and all remaining benefits described below as continuing through the Termination Date (other than cash compensation and those provided by law) will, except as otherwise provided below, terminate at that time, and your benefit service under the TRW Salaried Pension Plan (the "SPP") and the TRW Supplementary Retirement Income Plan ("SRIP") will be as provided under "Pensions" below.

Page 2
Peter S. Hellman
March 9, 1999



OFFICER/DIRECTOR STATUS
Effective February 28, 1999, you will resign as an officer and Director of TRW and of any of its direct or indirect subsidiaries. After February 28, 1999, you will not have, nor will you hold yourself out as having, authority to bind TRW in any manner and you will cease to be a member of the Management Committee and an executive officer of TRW Inc. within the definition of Rule 16a-1 (f) under the Securities Exchange Act of 1934.

Our records indicate that your last transaction in TRW stock occurred in July 1998; accordingly, you will not have any further Section 16 reporting obligations after February 28, 1999. Please call Kathleen Weigand if you have any questions concerning Section 16.

EMPLOYMENT CONTINUATION AGREEMENT
Your February 7, 1996 employment continuation agreement will terminate effective February 28, 1999.

SALARY AND INCENTIVE
As consideration for the execution of this Agreement, TRW will continue to pay to you an amount equivalent to your salary at the current rate of $670,000 per year in bi-weekly payments through February 28, 2001. With respect to 1999 and 2000, you will receive a full OIP incentive at 60% target (i.e. $402,000 for 1999 and $402,000 for 2000), to be paid in each case in February of the following year. If you begin full-time employment elsewhere or you die before February 28, 2001, all salary and OIP incentives that would otherwise be paid over time through February 28, 2001 will be accelerated and paid in a single lump sum within 10 days of the date on which you begin that other full-time employment or the date of your death, as the case may be.

STOCK OPTIONS
Your outstanding stock options will continue to earn out until the Termination Date. You will not receive a stock option grant in 1999 and will no longer be eligible to receive future grants. Your rights to exercise your earned out stock options are controlled by the terms of the option agreements. Accordingly, in addition to being able to exercise earned stock options at any time before the Termination Date, you will have three months to exercise any earned stock options after the Termination Date.

Page 3
Peter S. Hellman
March 9, 1999



STRATEGIC INCENTIVE PROGRAM
You will continue to participate in the 1998-2000 Strategic Incentive Program through December 31, 2000 and will be eligible to receive payouts for the years 1999 and 2000, if any, based on TRW's SIP goal performance for each of those years and in accordance with your grant agreement, as amended from time to time, and as if you had continued in the employ of TRW as Chief Operating Officer through February 28, 2001; with payments to be made in February 2000 (for the year 1999) and February 2001 (for the year 2000). In the case that the 1998-2000 Strategic Incentive Program is terminated after 1999, your payout for the year 2000 will be the same payout amount that you receive for the year 1999. In the case that the 1998-2000 Strategic Incentive Program is terminated during 1999, your payout for each of the years 1999 and 2000 will be the same payout amount that you received for the year 1998. If you begin full-time employment elsewhere or you die before February 28, 2001, payments under this paragraph will not be accelerated but will be made at the times indicated above in this paragraph.

BENEFITS
Your benefits coverage will be as follows:

A.       VACATION
         Your vacation accrual will cease on February 28, 1999. Your accrued but unused vacation will be paid to you in a lump sum of $34,376.15 not later than March 15, 1999.

B.       GROUP HEALTH PLAN COVERAGE
         As further consideration, TRW will continue to provide medical coverage under the TRW Executive Health Care Plan through the Termination Date, provided you continue to make contributions in accordance with the Plan. You may elect within 60 days of the Termination Date to continue group health coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of up to 18 months after termination (which may be extended for an additional 11 months, if, prior to the end of the initial 18-month period, you provide evidence that you or a dependent qualify for Social Security disability benefits under Title II or XVI of the Social Security Act) based on either the TRW Executive Health Care Plan or any TRW ChoicePlus medical plan option. You will be responsible for the COBRA costs of the plan, which will be 102% for the first 18 months and 150% for the additional 11 months.

Page 4
Peter S. Hellman
March 9, 1999



C.       LIFE INSURANCE
         As further consideration for the execution of this Agreement, you will continue to be covered by the company-paid life insurance program through the Termination Date. When your life insurance coverage ends, you will have 31 days from that date to convert your TRW-paid life insurance to an individual policy (currently through Prudential). Your participation in the employee-paid accidental death insurance plan will continue until the time you cease to make payments or through the end of the day on the Termination Date, whichever is earlier.

         If you are participating in the optional group universal life insurance program (currently administered by Aetna), at the time your employment terminates, you should automatically receive notification regarding the requirements for continuation of your policy once payroll deductions cease.

D.       KEY EXECUTIVE LIFE INSURANCE
         You will immediately vest in Policy #2722328 of the Key Executive Life Insurance Plan and TRW will pay all policy premiums necessary to maintain the policy death benefit at a level of at least $7,075,000 through the date of the death of the last to die of you and your wife subject to the terms of that plan. For purposes of that plan, your employment with TRW will be deemed to have terminated on February 28, 1999. TRW will continue Policy #659032272 with a face value of $5,700,000 in force through at least May 30, 1999 to provide you an opportunity to decide whether you want to continue that policy in effect after that date. Thereafter you may continue that policy in effect at your own cost. Let me know if you wish to pursue this and we will get the details from Ayco.

E.       LONG-TERM DISABILITY
         As further consideration for the execution of this Agreement, you will continue to be covered by TRW's long-term disability plan until the Termination Date.

Page 5
Peter S. Hellman
March 9, 1999



F.       PENSION
         Under the provisions of the TRW Salaried Pension Plan (SPP), you will be placed in deferred vested status, until you request the start of an annuity sometime between the ages of 55 and 65. You will receive a deferred vested right statement showing the amount of the annuity.

         For purposes of determining the benefit to be paid from the TRW SPP in accordance with the plan provisions, you will be credited with benefit service through the earlier of February 29, 2000 or your death, and your pensionable earnings (subject to Internal Revenue Code
         Sec. 401(a)(17) limits) through February 28, 1999 will be included.

         For purposes of determining the benefit to be paid from the TRW SRIP, you will be credited with benefit service through the Termination Date and amounts paid to you pursuant to this letter agreement that would have been treated as pensionable earnings if earned by you while a full-time employee of TRW will be treated as pensionable earnings. Please refer to your Salaried Pension Plan summary plan description for details of that plan.

G.       STOCK SAVINGS PLAN AND BENEFITS EQUALIZATION PLAN
         You may continue to make contributions to the Stock Savings Plan (SSP) and the nonqualified Benefits Equalization Plan (BEP) in accordance with the provisions of the plans, and to be credited under the SSP or BEP with TRW matching contributions, through the Termination Date. Thereafter, the following options are available to you regarding the distribution of your SSP/BEP accounts.

                  (i) You may take a total distribution of your SSP. If you elect a total distribution, any funds in the TRW Stock Fund will be paid in shares of TRW Common Stock.
                  (ii) You may defer the payout of the balance of your SSP account to a later date, which could be as late as age 70, in which case you will become an inactive participant in the Plan. Inactive participants continue to have the same options as active employees, except that they are no longer eligible to make contributions to or to apply for a loan from the SSP.

Page 6
Peter S. Hellman
March 9, 1999



                  (iii) Unless you elect otherwise under the terms of the BEP, you will receive your BEP account balance in ten annual installments beginning with the January following the Termination Date. Alternatively, you may elect to receive your payment in a single sum or in annual installments for less than 10 years, provided you so elect at least 60 days before the Termination Date.

         We suggest that you seek the advice of your tax counsel regarding the advisability and effect of deferring the receipt of any payments under the SSP and BEP and the timing of any elections to defer.

H.       DEFERRED COMPENSATION PLAN
         Your participation in the TRW Inc. Nonqualified Deferred Compensation Plan will end on the Termination Date. Until that date, you will be invited to participate and eligible to defer your 1999 OIP and SIP payments and your 2000 OIP and SIP payments in accordance with the provisions of the plan. Your account balances will be paid out in accordance with the provisions of the Plan and your elections, but in no case will the balances be paid out later than January 2002.

I.       FINANCIAL COUNSELING
         You will continue to participate in the Financial Counseling Program administered by Ayco until April 15th of the year subsequent to your Termination Date.

J.       COMPANY CAR
         As further consideration for the execution of this Agreement, your current company car, including the insurance and maintenance thereof, will continue to be available to you until the Termination Date. At that time, you may purchase that car in accordance with our standard lease buyout practices.

OUTPLACEMENT
As further consideration for the execution of this Agreement, TRW will pay to one of the established outplacement firms selected from TRW's list of approved firms (Right Management Consultants, Career Partners/Patrick-Douglas, Interim Career Consulting, or any other such firm that may be approved in advance by
TRW), reasonable and customary fees and expenses, for services rendered to you pursuant to a fee and expense agreement to be reached with the selected firm at the outset of the relationship, and approved at that time by TRW.

Page 7
Peter S. Hellman
March 9, 1999



OFFICE/SECRETARIAL SUPPORT
Through at least the first to occur of February 29, 2000 and the Termination Date, TRW will provide you with telephone answering service and secretarial support at TRW headquarters and office space at a different site to be selected by you with prior approval by TRW.

CREDIT CARDS
You agree to return your telephone credit card, American Express card, and other corporate credit cards to TRW on or about February 26, 1999.

TRW EQUIPMENT AND PROPERTY
You agree to return any and all company equipment and property that you may have in your possession (other than the portable computer you have heretofore used), including but not limited to any pager and/or cell phone to TRW no later than February 26, 1999. You may retain the portable computer through February 28, 2001.

CONFIDENTIALITY; COOPERATION
In consideration of TRW's agreement to provide the compensation, benefits, and payments, set forth in this letter agreement:

(a) You acknowledge that as an employee of TRW you possess confidential and proprietary information owned by TRW and you agree not to use this information or reveal it to any other person or corporation. You will not remove from TRW facilities any materials which contain TRW confidential or proprietary information.

(b) You agree you will not disparage, attempt to discredit, or otherwise call into disrepute TRW, its affiliates, successors, assigns, officers, directors, employees, agents, or any of their products or services in any manner that would damage the business or reputation of TRW or its affiliates, successors, assigns, officers, directors, employees, or agents.

(c) You agree not to assist any party other than TRW in any litigation or investigation against TRW or its affiliates, successors, assigns, officers, directors, employees or agents with respect to any facts or circumstances existing at any time before the Termination Date or using information (whether or not confidential) obtained by you during or before your active employment by TRW, except as required by law. You further agree that if you believe any such action is required by law, you

Page 8
Peter S. Hellman
March 9, 1999



         will first afford TRW the opportunity to raise and obtain a ruling on any claim of attorney-client, work product, or other privilege or any other contractual or other defense that may be applicable.

(d) You agree to provide your reasonable cooperation to TRW in any future lawsuit, administrative proceeding or other judicial, administrative or legislative matter in which your assistance may be desired by TRW.

(e) Until February 28, 2001, you agree that you (i) shall refrain from accepting work, engagements, or appointments from any third party which would conflict with the protection of TRW confidential or proprietary information and (ii) shall not, directly or indirectly, as owner, manager, officer, director, employee, consultant or in any other capacity, become financially interested in or otherwise connected with a third party which engages in business activity which is competitive with the then current business activities of TRW; provided, however, this limitation shall not preclude you from being otherwise employed or making an equity investment in a firm whose stock is listed on a national securities exchange or NASDAQ.

NONDISPARAGEMENT
In consideration of your execution of this letter agreement, TRW agrees that neither TRW nor any of its affiliates, successors, assigns, officers, directors, employees, or agents will disparage you, attempt to discredit you, or otherwise call you into disrepute in any manner that would damage your reputation.

RELEASE
In consideration for TRW's agreement to provide the compensation, benefits and payments set forth in this letter agreement:

(a) You agree for yourself, your heirs, executors, administrators, successors and assigns to release and discharge forever TRW, its affiliates and insurers, their successors and assigns, officers, directors, employees and agents from any and all claims, demands, causes of action, losses and expenses of every nature whatsoever, whether known or unknown, arising out of or in connection with your employment by TRW or, including, but not limited to, breach of contract (express or implied), wrongful discharge, intentional infliction of emotional

Page 9
Peter S. Hellman
March 9, 1999


         harm, defamation, libel, slander, or other tort, or violation of any federal, state, or municipal statute or ordinance relating to discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964 (42 U.S.C. Sec. 2000(e) ET SEQ.), Ohio Revised Code Section 412 ET SEQ., Americans with Disabilities Act of 1990, 42 U.S.C. Sec. 12101, and all applicable state laws.

(b) YOU AGREE THAT BY SIGNING THIS LETTER, YOU ARE ALSO KNOWINGLY AND VOLUNTARILY WAIVING ANY AND ALL CLAIMS OR CAUSES OF ACTION YOU MAY HAVE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967
         (29 U.S.C. SEC. 621 ET SEQ.) ("ADEA") AND APPLICABLE STATE LAWS.

(c) In signing this Agreement, you agree to waive any rights you would have to pursue any of the claims described herein against TRW through the company's Alternative Dispute Resolution (ADR) process, or through any court or administrative agency; and further agree not to bring any suit or action in any court or administrative agency against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

TRW agrees to release you, your successors and assigns from any and all claims, demands, causes of action, losses and expenses of every nature whatsoever, whether known or unknown, arising out of or in connection with your employment by TRW, or the termination thereof.

MISCELLANEOUS
(a) It is important that you understand that the continued availability, after the date of this letter, of the benefits specified above that are to be provided pursuant to any particular TRW benefit plan is subject to (i) the continued existence of the applicable TRW benefit plans,
         (ii) the retention of IRS-qualified status for those plans which are currently so qualified, (iii) the terms of all applicable TRW benefit plans as such terms and conditions are in effect from time to time in the future, and (iv) changes in governing laws and regulations applicable to the benefit plans. However, if any of the factors listed in (i) through (iv) above changes the benefits under any particular TRW benefit plan from those available under that plan as in effect on February 26, 1999, TRW will cause you to receive benefits

Page 10
Peter S. Hellman
March 9, 1999



         under that plan that are at least as favorable to you as the benefits provided under that plan are to the members of TRW's Management Committee.

(b)      You and TRW acknowledge and agree that:

         (i) material breach by you of your obligations under this letter agreement, including but not limited to those specified under "Confidentiality; Cooperation" above, following receipt by you of reasonably detailed written notice from TRW of the actions considered by TRW to be a breach and a reasonable opportunity for you to effect a cure, will relieve TRW from its obligation to make any further payments to you of salary, OIP incentive amounts or SIP incentive amounts or to continue to provide any benefit provided by reason of this letter agreement.

         (ii) TRW's obligations to pay money pursuant to this letter agreement are merely those of an unfunded and unsecured promise to pay money in the future, and any and all of TRW's assets will be and remain the general, unpledged and unrestricted assets of TRW; and

         (iii) you may not borrow against TRW's obligations to pay money to you pursuant to this Agreement, nor may you assign or otherwise transfer TRW's obligations hereunder, or any interest in them, and any attempt to do so will be ineffective.

(c) It is understood that the terms of this letter agreement will be governed by the laws of the State of Ohio regardless of where either party may be domiciled.

(d) Any payments made by TRW hereunder are subject to applicable federal, state, and local tax withholding.

(e) In the event that any provision of this letter agreement are held to be void, voidable, or unenforceable, the remaining portions hereof will remain in full force and effect.

Page 11
Peter S. Hellman
March 9, 1999


(f) You may wish to consult with your financial or tax advisor with regard to the tax implication of any benefits, including nonqualified benefit payments and deferrals, described in this Agreement. You acknowledge and agree that no representations or warranties have been made to you with regard to the tax consequences of any payment provided for under this letter agreement.

(g) The release set forth under "Release" above does not constitute a release as to any liability for a breach or default of any of the obligations referred to in this letter agreement.

(h) This Agreement has been approved by the Compensation and Stock Option Committee of the Directors of TRW Inc.

ENTIRE AGREEMENT
You and TRW agree that this letter agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, between you and TRW with respect to the subject matter of this Agreement. You agree that the obligations of the paragraphs relating to Confidentiality; Cooperation and Release shall survive the expiration or termination of this letter agreement.

ATTORNEY
You understand and acknowledge that you have the right to consult an attorney (at your personal expense) regarding the terms of this Agreement prior to your signing this letter, that you have been given ample time to do so, and that whether or not you have done so is totally your choice.

In the event either you or TRW breaches this Agreement and the other party brings an action to enforce the Agreement in a court of competent jurisdiction, the party who is finally adjudged to be prevailing shall be entitled to reasonable attorneys' fees.

OPPORTUNITY TO REVOKE
You acknowledge that you were given this letter on March 9, 1999 that you reviewed it, and, that if you so choose, you have 21 days to consider it prior to executing it. If, after thoughtful consideration, you are in full agreement with and understand the terms and conditions contained in this letter (including the release of all claims contained in this section of the letter entitled "Release"), if you agree that you

Page 12
Peter S. Hellman
March 9, 1999


will be bound by it, and if you agree that it represents your free will and choice, please indicate such agreement by signing this letter, dating it, and returning it to me. Please keep a copy of the signed letter for your files.

The Company will hold the executed Agreement for seven (7) calendar days following your execution thereof during which time you may revoke it by notifying the undersigned in writing by the seventh (7th) day. In the absence of receipt of your written revocation within the 7 day period, this Agreement will become effective on the eighth (8th) day after your execution of this Agreement (referred to herein as the "Effective Date").

IMPLEMENTATION
Unless I direct otherwise, you should address any question about the implementation of this Agreement to me.

SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of you and your legal representatives, heirs, and beneficiaries and the Company and its successors and assigns.

Sincerely,


/s/ Howard V. Knicely
Howard V. Knicely

ACCEPTED AND AGREED TO


this 25th day of March, 1999


/s/ Peter S. Hellman
-----------------------------
     Peter S. Hellman